Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is amended and restated on the 26th day of February, 2019 (the “Effective Date”) by and between Trans World Entertainment Corporation, a New York corporation (the “Employer”), and Michael Feurer (the “Executive”). The original effective date of this Agreement was October 13, 2014.

RECITALS

A. The Employer desires that the Executive continue to provide services for the benefit of the Employer and its affiliates and the Executive desires to accept such employment with the Employer.

B. The Employer and the Executive acknowledge that the Executive will be a member of the senior management team of the Employer and, as such, will participate in implementing the Employer’s business plan.

C. In the course of employment with the Employer, the Executive will have access to certain confidential information that relates to or will relate to the business of the Employer and its affiliates.

D. The Employer desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1. Employment. The Employer shall continue to employ the Executive as its Chief Executive Officer (“CEO”), and the Executive hereby accepts such employment on the following terms and conditions. The Executive understands and agrees that he is an at-will employee, and the Executive and the Employer can, and shall have the right to, terminate the employment relationship at any time for any or no reason, with or without cause, subject to the payment and notice provisions contained in Paragraph 6 of this Agreement. Nothing contained in this Agreement or any other agreement shall alter the at-will relationship. In the event that the Executive ceases to be employed by the Employer for any reason, the Executive shall tender his resignation from all positions he holds with the Employer, effective on the date his employment is terminated.

2. Duties/Loyalty.  The Executive shall work for the Employer in a full-time capacity. The Executive shall, during the term of his employment, have the duties, responsibilities, powers, and authority customarily associated with the position of CEO. The Executive shall report to, and follow the direction of, the Employer’s Board of Directors (the “Board”). In addition to the foregoing, the Executive also shall perform such other services and duties as may be assigned to him from time to time by the Board and that are consistent with the responsibilities, powers and authority customarily associated with the position of CEO. The Executive shall diligently, competently, and faithfully perform all duties, and shall devote his entire business time, energy, attention, and skill to the performance of duties for the Employer or its affiliates and will use his best efforts to promote the interests of the Employer. It shall not be considered a violation of the foregoing for the Executive to serve on industry, civic, religious or charitable boards or committees, so long as such service does not individually or in the aggregate significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement.

3. Compensation.

A. The Employer shall pay the Executive an annual base salary (the “Base Salary”) of $700,000, earned and payable in substantially equal installments in accordance with the Employer’s payroll policy from time to time in effect. The Executive’s Base Salary and other compensation shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. Increases (but not decreases) to the Base Salary, as adjusted, may be made following an annual salary review, and any increases in Base Salary shall be effective on the May 1 immediately following the applicable review.

B. The Executive shall be eligible to continue to participate in the Employer’s annual earnings before interest, taxes, depreciation and amortization based bonus program for its executive officers (the “Bonus Plan”) as approved by the Board. The bonus targets shall be determined by the Compensation Committee, after consultation with the Executive, in an amount that provides the Executive with the opportunity to earn total compensation at or above a median total compensation benchmark for the Executive’s position as deemed appropriate by the Compensation Committee. Any bonuses earned shall be paid in accordance with the terms of the applicable Bonus Plan.

C. During the term of his employment, the Employer shall:

(1) include the Executive in any life, disability, medical, dental or health insurance, 401(k) plans and other benefit plans or programs which the Employer may provide the benefit of its executive employees generally, subject to the terms of such plans or programs, excluding, however, any such benefit plans or programs which the Employer provides exclusively to Robert Higgins;

(2) provide the Executive with four (4) weeks paid vacation per annum, earned and accrued in accordance with the Employer’s vacation policy from time to time in effect; and

(3) provide the Executive with the use of an automobile, subject to the terms of the Employer’s policies for use of Employer provided automobiles as in effect from time to time.

D. The Executive shall be eligible to receive grants of equity awards under and pursuant to the terms of the Employer’s 2005 Long Term Incentive and Share Award Plan,

2

as amended and restated, and as may be further amended from time to time (the “Long Term Incentive Plan”), as determined by the Compensation Committee, in its discretion.

E. The Employer and the Executive each acknowledge that the compensation amounts paid under this Paragraph 3 are subject to any policy on the recovery of compensation (i.e., a so-called “clawback policy”), as it exists now or as later adopted, and as thereafter amended from time to time.

4. Expenses. The Employer shall reimburse the Executive for all reasonable and approved business expenses, provided the Executive submits paid receipts or other documentation reasonably acceptable to the Employer and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended (the “Code”).

5. Termination. The Executive’s services shall terminate upon the first to occur of the following events:

A. Upon the Executive’s date of death or the date the Executive is given written notice that he has been determined to be disabled by the Employer. For purposes of this Agreement, the Executive shall be deemed to be disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of three (3) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period. A termination of the Executive’s employment by the Employer for disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before such tenth (10th) business day.

B. On the date the Employer provides the Executive with written notice that he is being terminated for “Cause.” For purposes of this Agreement, the Executive shall be deemed terminated for “Cause” if the Employer terminates the Executive after the Executive:

1)	shall have committed fraud, theft, misappropriation or embezzlement of the Employer’s funds;

2)	shall have been indicted for or entered a plea of guilty or nolo contendere to (i) any felony or any other crime involving fraud or misrepresentation or (ii) any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Employer; or

3)	shall have willfully committed acts that were intended by the Executive to materially impair the business of the Employer or cause material damage to the Employer, without the same being cured (if curable) within thirty days after being given written notice thereof by the Board stating the specific facts and circumstances constituting Cause.
3

For purposes of determining Cause, no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive was acting in the best interests of the Employer.

C. On the date the Employer provides the Executive with written notice that his employment is being terminated for any reason, other than a reason otherwise set forth in this Paragraph 5.

D. On the date the Executive terminates his employment under this Agreement for “Good Reason”. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the events or conditions described in the following subparagraphs without the Executive’s express written consent:

(1) a material diminution of the Executive’s title, position, status, scope of authority or responsibilities (including reporting to anyone other than the Board), the assignment to the Executive of any duties or responsibilities which are inconsistent with such title, position, status, authorities or responsibilities, the Executive ceasing to be the CEO, or the Company failing to nominate the Executive for election to the Board, except in connection with the termination of the Executive’s employment for disability, Cause, as a result of the Executive’s death or by the Executive other than for Good Reason;

(2) any reduction by the Employer in the Executive’s Base Salary or target bonus opportunity as provided for in this Agreement;

(3) the relocation of the Employer’s principal executive offices to a location outside a 50-mile radius of Albany, New York or the Employer’s requiring the Executive to be based (or spend a substantial amount of business time) at any place other than Albany, New York, except for reasonably required travel on the Employer’s business, consistent with past practice; or

(4) any material breach by the Employer of this Agreement.

provided, however. that it shall be a condition precedent to the Executive’s right to terminate employment for Good Reason that (i) he shall first have given the Employer written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Employer having effectively cured or remedied such occurrence during such 30-day period, and (iii) the Executive shall have tendered his resignation to be effective within not more than thirty (30) days following the end of such 30-day cure period.

E. On the date the Executive terminates his employment hereunder for any reason, other than for Good Reason, provided that the Executive shall give the Employer not less than thirty (30) days written notice prior to such date of his intention to terminate such employment. The foregoing notwithstanding, the Employer may, in its sole discretion, waive all

4

or a portion of such thirty (30) day notice requirement, in which event the Executive’s resignation shall become effective on such earlier date as designated by the Employer.

6. Compensation Upon Termination.

A. If the Executive’s services are terminated pursuant to Paragraph 5, the Executive shall be entitled to his Base Salary earned through his final date of active employment plus any accrued but unused vacation pay. The Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party or in which the Executive is a participant.

B. In addition to the salary and benefits set forth in Paragraph 6A, if the Executive’s services are terminated pursuant to Paragraph 5C or 5D (such a termination to be referred to herein as an “Involuntary Termination”) the Executive shall be entitled to the continuation of his Base Salary for a period of eighteen (18) months (the “Severance Period”), payable in accordance with the Employer’s payroll policy from time to time in effect, provided the Executive signs an agreement (the “Release”) reasonably acceptable to the Employer that (i) waives any rights the Executive may otherwise have against the Employer, and (ii) releases the Employer from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment. The Executive must sign and tender the Release as described above not later than sixty (60) days following the Executive’s last day of employment, or such earlier date as required by the Employer, and if the Executive fails or refuses to do so, the Executive shall forfeit the right to such termination compensation as would otherwise be due and payable. Subject to Paragraph 13 of this Agreement, the severance payments shall begin on the first pay period following the date that is sixty (60) days after the Executive’s employment terminates. The initial salary continuation payment shall include any unpaid salary continuation payments from the date the Executive’s employment terminated, subject to the Executive’s executing and tendering the Release on the terms as set forth above, and the expiration of any revocation period applicable thereto having passed without the revocation being exercised. Notwithstanding the foregoing, to the extent the severance payments set forth above do not constitute deferred compensation for purposes of Section 409A of the Code due to application of Treasury Regulation Section 1.409A-1(b)(9)(iii), such payments shall be made in a lump sum on the first day following the date on which the Release becomes final and binding, beginning with the payments otherwise scheduled to be made within the first six months after the Involuntary Termination and then payments inverse order from the last scheduled payment.

Additionally, if, following an Involuntary Termination, the Executive elects COBRA continuation coverage, the Employer shall pay for such health insurance coverage during the Severance Period (or, if shorter, for such period during which the Employer is otherwise required to provide the Executive with COBRA coverage under applicable law) at the same rate as it pays for health insurance coverage for its active employees (with the Executive required to pay for any employee-paid portion of such coverage). Thereafter, the Executive shall be responsible for the payment of all premiums attributable to COBRA continuation coverage at the same rate as

5

the Employer charges all COBRA beneficiaries. Nothing herein provided, however, shall be construed to extend the period of time over which such COBRA continuation coverage otherwise may be provided to the Executive and/or his dependents. Further, and notwithstanding anything herein to the contrary, the Employer’s obligation to make the COBRA payments hereunder shall end on the date the Executive becomes eligible for coverage under another employer’s group health plan. The Executive’s entitlement to the COBRA payments shall be subject to the execution of the Release and made on the same terms as described above with respect to the salary continuation payments. Notwithstanding the foregoing, if the Employer’s making the COBRA payments under this Paragraph 6B would violate the nondiscrimination rules applicable to health plans or self-insured plans under Section 105(h) of the Code, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the parties agree to reform this Paragraph in a manner as is necessary to comply with the PPACA and the Code.

7. Protective Covenants. The Executive acknowledges and agrees that solely by virtue of his employment by, and relationship with, the Employer, he has acquired and will acquire “Confidential Information”, as hereinafter defined, as well as special knowledge of the Employer’s relationships with its customers, and that, but for his association with the Employer, the Executive would not or will not have had access to said Confidential Information or knowledge of said relationships. The Executive further acknowledges and agrees (i) that the Employer has long term, near-permanent relationships with its customers, and that those relationships were developed at great expense and difficulty to the Employer over several years of close and continuing involvement; (ii) that the Employer’s relationships with its customers are and will continue to be valuable, special and unique assets of the Employer; and (iii) that the Employer has protectable interests that are critical to its competitive advantage in the industry and would be of demonstrable value in the hands of a competitor. In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as a condition precedent to the Employer entering into this Agreement, and as an inducement to the Employer to do so, the Executive hereby represents, warrants, and covenants as follows:

A. The Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a comparable livelihood following the termination of his employment with the Employer.

B. The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses.

C. The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound. In addition, the Executive has informed the Employer of, and provided the Employer

6

with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which the Executive is subject or may be bound.

D. The Executive agrees that, during the time of his employment with the Employer and for a period of eighteen (18) months after the termination of the Executive’s employment hereunder for any reason whatsoever or for no reason, whether voluntary or involuntary, the Executive will not, except on behalf of the Employer, anywhere in the United States of America or in any other place or venue where the Employer or any affiliate, subsidiary, or division thereof now conducts or operates, or may conduct or operate, its business prior to the date of the Executive’s termination of employment:

(1) directly or indirectly, contact, solicit or accept if offered to the Executive, or direct any person, firm, corporation, association or other entity to contact, solicit or accept if offered to it, any of the Employer’s customers or prospective customers (as hereinafter defined) for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Employer to its customers during the term hereof; or

(2) solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of the Employer (or was an employee of the Employer during the year preceding such solicitation), nor solicit any of the Employer’s then current employees (or an individual who was employed by or engaged by the Employer during the year preceding such solicitation) to terminate employment or an engagement with the Employer, nor agree to hire any then current employee (or an individual who was an employee of the Employer during the year preceding such hire) of the Employer into employment with himself or any company, individual or other entity; or

(3) directly or indirectly, whether as an investor (excluding investments representing less than five percent (5%) of the common stock of a public company), lender, owner, stockholder, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or full-time, become associated with any business involved in the retail sale of music, video or related products (the “Business”); or

(4) act as a consultant, advisor, officer, manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Employer’s customers or prospective customers, with respect to or in any way with regard to any aspect of the Employer’s Business and/or any other business activities in which the Employer engages during the term hereof.

In the event of any breach of this subparagraph D, the Executive agrees that the restricted period shall be tolled during the time of such breach.

7

E. The Executive acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Employer in the conduct of its business and that, if the Executive becomes employed by another employer, he shall be required to disclose the existence of this Paragraph 7 to such employer and the Executive hereby consents to and the Employer is hereby given permission to disclose the existence of this Paragraph 7 to such employer.

F. For purposes of this Paragraph 7, “customer” shall be defined as any person, firm, corporation, association, or entity that purchased any type of product and/or service from the Employer or is or was doing business with the Employer or the Executive within the twelve (12) month period immediately preceding termination of the Executive’s employment. For purposes of this Paragraph 7, “prospective customer” shall be defined as any person, firm, corporation, association, or entity contacted or solicited by the Employer or the Executive (whether directly or indirectly) or who contacted the Employer or the Executive (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of the Executive’s employment for the purpose of having such persons, firms, corporations, associations, or entities become a customer of the Employer.

G. The Executive agrees that both during his employment and thereafter the Executive will not, for any reason whatsoever, use for himself or disclose to any person not employed by the Employer any “Confidential Information” of the Employer acquired by the Executive during his relationship with the Employer, both prior to and during the term of his employment. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with, or for, the Employer and further agrees not to use Confidential Information for his own private use or commercial purposes or in any way detrimental to the Employer. The Executive agrees that “Confidential Information” includes but is not limited to: (1) any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Employer; (2) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Employer; (3) any confidential information or trade secrets of any third party provided to the Employer in confidence or subject to other use or disclosure restrictions or limitations; and (4) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether previously accessed during the Executive’s tenure with the Employer or to be accessed during his future employment with the Employer, which pertains to the Employer’s Business. The Employer acknowledges and agrees that Confidential Information does not include (i) information properly in the public domain, or (ii) information in the Executive’s possession prior to the date of his original employment with the Employer, except to the extent that such information is or has become a trade secret of the Employer or is or otherwise has become the property of the Employer.

H. In the event that the Executive intends to communicate information to any individual(s), entity or entities (other than the Employer), to permit access by any individual(s), entity or entities (other than the Employer), or to use information for the Executive’s own

8

account or for the account of any individual(s), entity or entities (other than the Employer) and such information would have constituted Confidential Information hereunder but for the exceptions set out at (i) and (ii) of Paragraph G of this Agreement, the Executive shall notify the Employer of such intent in writing, including a description of such information, no less than fifteen (15) days prior to such communication, access or use.

I. During and after the term of employment hereunder, the Executive will not remove from the Employer’s premises any documents, records, files, notebooks, correspondence, reports, video or audio recordings, computer printouts, computer programs, computer software, price lists, microfilm, drawings or other similar documents containing Confidential Information, including copies thereof, whether prepared by him or others, except as his duty shall require, and in such cases, will promptly return such items to the Employer. Upon termination of his employment with the Employer, all such items including summaries or copies thereof, then in the Executive’s possession, shall be returned to the Employer immediately.

J. The Executive recognizes and agrees that all ideas, inventions, patents, copyrights, copyright designs, trade secrets, trademarks, processes, discoveries, enhancements, software, source code, catalogues, prints, business applications, plans, writings, and other developments or improvements and all other intellectual property and proprietary rights and any derivative work based thereon (the “Inventions”) made, conceived, or completed by the Executive, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Employer’s business operations or that relate to any of the Employer’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive’s employment with the Employer), are the sole and exclusive property of the Employer. The Executive further agrees that (1) he will promptly disclose all Inventions to the Employer and hereby assigns to the Employer all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request of the Employer, the Executive will do all things deemed by the Employer to be reasonably necessary to perfect title to the Inventions in the Employer and to assist in obtaining for the Employer such patents, copyrights or other protection as may be provided under law and desired by the Employer, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. The Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Executive’s agents and attorneys-in-fact to act for and on the Executive’s behalf and instead of the Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Executive, and the Executive acknowledges that this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest. Notwithstanding the foregoing, the Employer hereby notifies the Executive that the provisions of this Paragraph 7 shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Employer was used and which were developed entirely on the Executive’s own time, unless (1) the Invention relates (i) to the business of the Employer, or (ii) to actual or demonstrably anticipated research or development of the Employer, or (2) the Invention results from any work performed by the Executive for the Employer.

9

K. The Executive recognizes and agrees that he has no expectation of privacy with respect to the Employer’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.

L. The Executive acknowledges that he may become aware of “material” nonpublic information relating to customers whose stock is publicly traded. The Executive acknowledges that he is prohibited by law as well as by Employer policy from trading in the shares of such customers while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this Paragraph L, “material” information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded customers. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.

M. The Employer does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its subsidiaries. Therefore, the Executive agrees that he will not knowingly disclose to the Employer, use in the Employer’s business, or cause the Employer to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Employer has a right to receive and use such information. The Executive will not incorporate into his work any material which is subject to the copyrights of any third party unless the Employer has a written agreement with such third party or otherwise has the right to receive and use such information.

N. It is agreed that any breach or anticipated or threatened breach of any of the Executive’s covenants contained in this Paragraph 7 will result in irreparable harm and continuing damages to the Employer and its business and that the Employer’s remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Employer at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Employer posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Executive from disclosing, in whole or part, any Confidential Information.

8. Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery

10

shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his residence in the case of the Executive, or to its principal office in the case of the Employer.

9. Waiver of Breach. A waiver by the Employer of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

10. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.

11. Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive.

12. Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

13. Section 409A. The Employer and the Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Paragraph 13. In no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Section

11

409A. Notwithstanding anything contained herein to the contrary, all payments and benefits under Paragraph 6B of this Agreement shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a “separation from service” from the Employer within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if at the time of the Executive’s termination of employment with the Employer, the Executive is a “specified employee” as defined in Section 409A of the Code as determined by the Employer in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Employer (or the earliest date permitted under Section 409A of the Code), whereupon the Employer will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

Additionally, in the event that following the date hereof the Employer or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Employer and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

14. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

12

15. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

16. Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.

17. Legal Fees. The Employer agrees to reimburse the Executive’s reasonable legal fees incurred in the review and negotiation of this amended and restated Agreement, in an amount not to exceed Ten Thousand Dollars ($10,000).

18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law provisions. Furthermore, the Executive agrees and consents to submit to personal jurisdiction in the state of New York in any state or federal court of competent subject matter jurisdiction situated in New York, New York. The Executive further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in New York, New York. In addition, the Executive waives any right to challenge in another court any judgment entered by such New York court or to assert that any action instituted by the Employer in any such court is in the improper venue or should be transferred to a more convenient forum. Further, the Executive waives any right he may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.

19. Attorney’s Fees. If either party brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with such action.

IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

TRANS WORLD ENTERTAINMENT
CORPORATION

a New York corporation

By:	/s/ Mike Solow	/s/ Mike Feurer
Its: Chairman		Michael Feurer
13